Exhibit 99.1

For further information contact:

James M. Zemlyak, Chief Financial Officer
(314) 342-2228 zemlyakj@stifel.com

For Immediate Release

STIFEL FINANCIAL CORP. COMPLETES

PURCHASE OF RYAN BECK

ST. LOUIS, MISSOURI, February 28, 2007 – Stifel Financial Corp. (NYSE: SF) today announced it has successfully completed the acquisition of New Jersey-based Ryan Beck Holdings, Inc. (“Ryan Beck”) from BankAtlantic Bancorp, Inc. (NYSE: BBX). Through its subsidiaries, including Ryan Beck & Co., Inc., Ryan Beck provides financial advice and innovative solutions to individuals, institutions, and corporate clients through the activities of approximately 1,100 employees in 43 offices located in 14 states.

The initial consideration consisted of 2,467,600 shares of Stifel common stock and $2.65 million in cash to BankAtlantic and certain optionholders of Ryan Beck. Stifel will issue five-year warrants to purchase up to 500,000 shares of Stifel’s common stock, at an exercise price of $36.00 per share and is obligated to make certain contingent payments based on the performance of Ryan Beck’s private client and investment banking divisions, which may be made in stock or cash, at Stifel’s election. The issuance of the warrants and additional stock is subject to shareholder approval. Stifel has filed a preliminary proxy statement seeking approval of such issuances. In the event shareholder approval to issue the warrants is not obtained before June 30, 2007, Stifel would substitute $20 million in cash.

Citigroup Corporate and Investment Banking acted as exclusive financial advisor to Stifel Financial.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions. The ultimate structure of any transaction ultimately consummated by Stifel and Ryan Beck pertaining to the Ryan Beck private client business could vary materially from that outlined herein. Stifel disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find it

Stifel has filed a preliminary proxy statement, and intends to file a definitive proxy statement and related materials, concerning certain elements of the transaction as described above and furnish the definitive proxy statement to Stifel’s shareholders. Shareholders of Stifel are advised to read the proxy statement when it is finalized and distributed, because it will contain important information. Shareholders of Stifel will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s web site at http://www.sec.gov. Shareholders of Stifel will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to James Zemlyak, Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, or by calling (800)488-0970.

Participants in the Solicitation

Stifel and certain of its directors and officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in Stifel’s proxy statement relating to the merger. Additional information concerning Stifel’s directors and executive officers is set forth in Stifel’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.

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